Exhibit 99.1

FOR IMMEDIATE RELEASE:

May 1, 2012

USEC Reports First Quarter 2012 Results

•	Net loss of $28.8 million on revenue of $561.5 million
•	Gross profit and gross profit margin improve over first quarter 2011
•	RD&D program expense increases advanced technology expense to $36.8 million
•	Cash flow provided by operations remains positive at $47.7 million

BETHESDA, Md. – USEC Inc. (NYSE:USU) today reported a net loss of $28.8 million or 24 cents per share for the quarter ended March 31, 2012, compared to a net loss of $16.6 million or 14 cents per share for the first quarter of 2011.

The financial results for the first quarter reflect a 74 percent increase in separative work unit (SWU) revenue and a 179 percent increase in overall gross profit as a result of a higher gross profit margin. The gross profit margin was 6.9 percent in the first quarter of 2012 compared to 3.7 percent in the same quarter last year. Offsetting this improvement was higher advanced technology expense related to the research, development and demonstration (RD&D) program for the American Centrifuge technology proposed by the Department of Energy (DOE). Since the fourth quarter of 2011, USEC has expensed all American Centrifuge project costs, including interest expense that was previously capitalized.

 “Although we recorded a net loss in the first quarter, we are pleased to report higher revenue, a higher gross profit and gross profit margin, and positive cash flow from operations in the quarter compared to the first quarter of 2011,” said John K. Welch, USEC president and chief executive officer.

“We have continued working toward the goals of the RD&D program with USEC funding, but to achieve the program’s goals, we need federal funds through 2013. We are pleased with the strong support and progress by House and Senate appropriators in the past week on fiscal 2013 funding. But, we are quickly running out of time to obtain the necessary fiscal 2012 funding. Our credit facility severely limits spending on the American Centrifuge project after May 31 unless we have federal RD&D funding in place. That means we need action this month, or we will be forced to demobilize the project,” Welch said.

“We continue to be in discussions regarding a multi-party arrangement to produce U.S.-origin low enriched uranium by enriching a portion of DOE’s depleted uranium tails inventory at Paducah.  If we are successful, we expect the agreement to support operating Paducah for another year through May 31, 2013, as we work with DOE on the longer term transition plan for the plant,” he said. “However, as with any transaction, a deal is not final until all approvals have been provided and final agreements signed.”

Revenue

Revenue for the first quarter of 2012 was $561.5 million, an increase of $181.0 million compared to the same quarter of 2011. Revenue from the sale of SWU for the quarter was $537.9 million compared to $308.5 million in the same period last year. The volume of SWU sales increased 73 percent in the quarter reflecting the variability in timing of utility customer orders, including orders that USEC and its customers have advanced from later in 2012 and from 2013. The average price billed to customers increased 1 percent. There was no revenue from the sale of uranium in the first quarter of 2012 compared to $14.0 million in the first quarter of 2011. Revenue from the contract services segment was $23.6 million in the first quarter of 2012 compared to $58.0 million in the same period of 2011. The decrease was due to a 98 percent reduction in contract services revenue at the Portsmouth site as work was transferred to a decontamination and decommissioning contractor for DOE over the course of 2011. Revenue by subsidiary NAC International increased $11.9 million or 157 percent in the three-month period primarily as a result of increased sales of dry cask storage systems.

In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until the low enriched uranium is physically delivered.  At March 31, 2012, deferred revenue totaled $146.8 million compared to $181.5 million at December 31, 2011. The gross profit associated with deferred revenue as of March 31, 2012, was $7.1 million.

A majority of reactors served by USEC are refueled on an 18-to-24-month cycle, which can lead to significant quarterly and annual swings in SWU sales volume that reflects the mix of  refueling cycles.  Therefore, short-term comparisons of USEC’s financial results are not necessarily indicative of longer-term results.

Cost of Sales and Gross Profit Margin

Cost of sales for the quarter ended March 31, 2012, for SWU and uranium was $501.2 million, an increase of $194.0 million or 63 percent, compared to the corresponding period in 2011 due to the associated increase in SWU sales volume. Cost of sales per SWU was 2 percent lower in the quarter compared to the first quarter of 2011 due to revisions to prior accrued amounts associated with estimated disposal costs for depleted uranium and property taxes related to enrichment operations. Excluding the effect of these items, cost of sales per SWU was approximately 1 percent higher than the first quarter of 2011. Cost of sales for SWU reflects monthly moving average inventory costs based on production and purchase costs.

Production costs increased $3.2 million, or 2 percent, as production volume increased 4 percent in the three months ended March 31, 2012, compared to the corresponding period in 2011. The unit production cost, however, declined 3 percent in the first quarter of 2012 compared to the corresponding period in 2011. USEC purchased supplemental power during the first quarter of 2012 from the Tennessee Valley Authority (TVA) that had been deferred from 2011 due to regional flood conditions.  The average cost per megawatt hour declined 5 percent reflecting lower TVA fuel cost adjustments, partially offset by the fixed, annual increase in the TVA contract price. Although the unit cost of production declined, the SWU unit cost of sales was negatively affected by higher production and purchase costs embedded in our inventory costs from prior periods.

We purchase approximately 5.5 million SWU per year under the Megatons to Megawatts program, but under our agreed upon shipping schedule, there were no deliveries in the first quarter of either 2011 or 2012.

Cost of sales for contract services was $21.5 million in the first quarter, a decrease of $37.9 million or 64 percent over the same period last year, reflecting the transition of contract services work at the Portsmouth site, partially offset by increased sales by NAC.

The gross profit for the first quarter was $38.8 million, an increase of $24.9 million over the same period in 2011. The gross profit margin for the 2012 period was 6.9 percent compared to 3.7 percent in the first quarter of 2011.  Gross profit for the LEU segment was $21.4 million higher due to higher SWU sales volume and lower costs. Gross profit for the contract services segment increased $3.5 million in the three months compared to the corresponding period in 2011, reflecting increased gross profit for NAC and a $3.2 million pension curtailment charge in the prior period related to the transition of Portsmouth site contract service workers to DOE’s decontamination and decommissioning contractor.

Advanced Technology, Special Charges and Interest

Advanced technology expense, primarily related to the demonstration of the American Centrifuge technology, was $36.8 million in the quarter compared to $26.7 million in the first quarter of 2011.  As previously noted, beginning in the fourth quarter 2011, all American Centrifuge project costs incurred have been expensed. Although overall project spending has been reduced, costs charged to expense were greater in 2012. Advanced technology expense includes expenses by NAC to develop and expand its MAGNASTOR™ storage and transportation technology of $0.1 million during the first quarter 2012 compared to $0.4 million in the same period of 2011.

Selling, general and administrative expenses in the first quarter were $14.9 million, a decrease of $0.6 million over the same period in 2011, primarily due to slightly lower salary, employee benefit costs and other small expense reductions.

USEC’s business is in a state of significant transition, and in early 2012 we initiated an internal review of our organizational structure. We engaged a management consulting firm to support this review, and costs for the management consulting firm and other advisors totaled $4.5 million in the first quarter of 2012.

Initial actions taken related to our organizational structure resulted in workforce reductions at our American Centrifuge design and engineering operations in Oak Ridge, Tenn., and at our headquarters operations located in Bethesda, Md. The reductions involved 25 employees, including two senior corporate officers. A charge of $1.9 million was incurred in the first quarter of 2012 for one-time termination benefits consisting of severance payments and short-term health care coverage. Related cash expenditures of $0.7 million were incurred in the first quarter of 2012, and most of the remainder is expected to be incurred in the second quarter of 2012.

In April, we took additional action to reduce costs with a focus on headquarters operations in Bethesda and central services located in Piketon, Ohio. Approximately 20 positions were eliminated and related severance costs of $1.1 million are expected in the second quarter 2012.

Interest expense was $12.7 million in the three months ended March 31, 2012. As noted above, all American Centrifuge related project costs incurred have been expensed, including interest expense that previously would have been capitalized. For comparison, in the three months ended March 31, 2011, interest costs of $11.0 million were capitalized. Interest expense in the first quarter of 2012 included $1.4 million of previously deferred financing costs related to the former credit facility that were expensed in connection with the amended and restated credit facility obtained in March 2012.

Cash Flow

At March 31, 2012, USEC had a cash balance of $72.3 million compared to $37.6 million at December 31, 2011. Cash flow provided by operations in the first quarter of 2012 was $47.7 million, compared to cash flow provided by operations of $51.3 million in the previous year.  Inventories declined $347.8 million in the three-month period due to monetization of inventory produced in the prior year. The increase in accounts receivable of $36.0 million reflects the lag in some inventory monetization. Payment of the Russian Contract payables balance of $206.9 million, due to the timing of deliveries, was a significant use of cash flow in the three months ended March 31, 2012. The decrease in accrued depleted uranium disposition in the first quarter associated with the $44.0 million uranium transfer agreement with DOE will not generate cash flow until surety bonds can be modified and cash collateral returned. Capital expenditures were significantly reduced due to our decision to expense all costs related to the American Centrifuge project. In the same period of 2011, capital expenditures totaled $50.7 million.

On March 13, 2012, USEC amended and restated its existing $310.0 million credit facility, scheduled to mature on May 31, 2012, to a $235.0 million credit facility that matures on May 31, 2013. The amended and restated credit facility includes a revolving credit facility of $150.0 million (including up to $75.0 million in letters of credit) and a term loan of $85.0 million. Under the amended and restated credit facility, commencing December 3, 2012, the aggregate revolving commitments and term loan principal will be reduced by $5.0 million per month through the expiration of the credit facility. As with the former facility, the credit facility is secured by the assets of USEC Inc. and its subsidiaries. Borrowings under the credit facility are subject to limitations based on established percentages of eligible accounts receivable and USEC-owned inventory pledged as collateral to the lenders.

Paducah Plant Update

We have recently been in discussions regarding a potential one-year extension of Paducah enrichment operations through a multi-party arrangement involving the participation of Energy Northwest, a West Coast power supplier, the Bonneville Power Administration (BPA), a federal agency within DOE, TVA and DOE.  The proposed arrangement would involve the enrichment of depleted uranium tails currently owned by DOE to produce U.S. origin low enriched uranium (LEU).  As part of this arrangement, we would enter into an amendment to our existing power contract with TVA to purchase the power needed to operate the Paducah plant through the term of this arrangement. We hope to finalize the agreements among the parties in the near term.  However, we have no assurance that we will reach an agreement, and if we are not successful, we expect to be ramping down enrichment operations at Paducah in May.

Even if we are successful in a one-year extension of Paducah enrichment operations, we have no assurance that we will continue enrichment operations at Paducah beyond the one-year term of an agreement. Even if market demand improves in the next year, market demand and plant economics may not support continued enrichment operations. Although the plant continues to operate at a very high level of efficiency, the technology uses significant amounts of electric power and is not cost-competitive with gas centrifuge plants operated by our competitors. During 2012, USEC expects to engage in continuing discussions with DOE regarding the future of the Paducah plant and the transition of Paducah operations. Under our lease, DOE has the obligation for decontamination and decommissioning of the Paducah plant. If enrichment operations cannot be extended, we will be working with DOE to achieve an orderly termination of enrichment operations and phased de-lease of the facilities to minimize transition costs.

American Centrifuge Update

During the first quarter of 2012, USEC began work on the RD&D program and expects to fund the program activities through May 31, 2012.  DOE proposed this two-year cost share program to enhance the technical and financial readiness of the centrifuge technology for commercialization. Under the cost-sharing arrangement, DOE’s total contribution would be capped at $300 million. Despite the lack of a conditional commitment for a loan guarantee, DOE’s proposal to share the cost of the RD&D program reflects the importance the U.S. government places on having a source of domestic uranium enrichment. The terms of USEC’s new credit facility allows spending on the American Centrifuge project of up to $15 million per month through May 31, 2012, but significantly limits spending after May 31. Unless we enter into definitive agreements with DOE for federal funding of the RD&D program, our spending on the project after May 31 will generally be limited to $1 million per month, an amount that will not support continuation of the proposed RD&D program.

USEC has been working with Congress and DOE on legislation to provide federal funding for the RD&D program in government fiscal year 2012, but federal funding for the program has yet to be approved. The current political environment in Washington has significantly slowed the legislative process and obtaining legislation providing for 2012 funding prior to May 31, or at all, is highly uncertain. We are also pursuing a non-legislative path to funding for 2012 with DOE. President Obama’s fiscal year 2013 budget proposal includes $150 million for the RD&D program. The U.S. House and Senate are considering appropriations bills that include funding for the program. However, given the significant uncertainty surrounding our prospects for finalizing an agreement and obtaining funding from DOE for an RD&D program and the timing thereof, we are also in parallel preparing for a demobilization of the project. Our evaluation of these options is ongoing.

2012 Outlook Update

We will make a number of decisions during 2012 regarding our business that will significantly affect financial results for the year and future years. For example, we are in discussions with Energy Northwest, BPA, TVA and DOE on a multi-party arrangement that involves enriching DOE depleted uranium tails, which would allow us to continue enrichment operations at the Paducah plant for another year. During 2012, we expect to engage in continuing discussions with DOE regarding the future of the Paducah GDP and the transition of Paducah operations. We also continue to work with DOE and Congress regarding funding for the RD&D program. We expect to fund RD&D program activities through May 31, 2012, but our credit facility significantly restricts our spending on the American Centrifuge project beyond that date. As a consequence, the amount of advanced technology expense beyond that date is uncertain and dependent on government funding for the RD&D program. In addition, we are in the midst of an organizational structure review that we anticipate will result in long-term cost reductions, but that will require short-term charges to reflect the costs for outside advisors and the cost of implementing personnel reductions. Given this continued uncertainty regarding key elements of our business, we are not providing guidance at this time for earnings or cash flow from operations, but we are providing guidance on expected revenue.

We expect to deliver significant quantities of LEU to customers in 2012. Revenue from the sale of SWU is expected to be approximately $1.4 to $1.5 billion, but could increase depending on the terms of a potential arrangement to enrich DOE depleted uranium tails. Uranium revenue in 2012 is expected to be lower than in recent years and is dependent on the level of Paducah production in 2012 and our obligations to return uranium to TENEX under the Russian Contract. We anticipate buying 5.5 million SWU from Russia under the Megatons to Megawatts program during 2012. Under the pricing formula, the price we pay Russia will increase 2 percent compared to deliveries in 2011.

Our contract services work at the former Portsmouth GDP for DOE was largely completed in September 2011, and revenue for that segment is expected to decline significantly in 2012. In prior years, contract work at Portsmouth represented approximately three-quarters of the revenue for the contract services segment. Our subsidiary NAC will represent a majority of revenue for the segment going forward, and we expect annual revenue for contract services in 2012 of approximately $85 million.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel and nuclear industry related services for commercial nuclear power plants.

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Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the ongoing transition of our business, including uncertainty regarding the transition of the Paducah gaseous diffusion plant and uncertainty regarding continued funding for the American Centrifuge project and the impact of decisions we may make in the near term on our business and prospects; our success in reaching a multi-party agreement for the enrichment of depleted uranium tails to support continued Paducah enrichment operations through May 2013; the terms of any multi-party agreement we may reach and our dependency on such an agreement; the impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects;  the impact of excess supply in the market and the lack of uncommitted demand for low enriched uranium over the next two to four years; the potential impacts of a decision to cease enrichment operations at Paducah; the outcome of ongoing discussions with DOE regarding the RD&D program, including uncertainty regarding the timing, amount and availability of funding for such RD&D program and the dependency of government funding on Congressional appropriations; restrictions in our credit facility on our spending on the American Centrifuge project after May 31, 2012 and the potential for us to demobilize the project; the impact of any conditions that are placed on us or on the American Centrifuge project in connection with or as a condition to the RD&D program or other funding, including a restructuring of our role and investment in the project; limitations on our ability to provide any required cost sharing under the RD&D program; the ultimate success of efforts to obtain a DOE loan guarantee for the American Centrifuge project, including the ability through the RD&D program or otherwise to address the concerns raised by DOE with respect to the financial and project execution depth of the project, and the timing and terms thereof; the impact of actions we have taken or may take to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees, and impacts to cost and schedule; the impact of delays in the American Centrifuge project and uncertainty regarding our ability to remobilize the project; the potential for DOE to seek to exercise its remedies under the June 2002 DOE-USEC agreement; risks related to the completion of the remaining two phases of the three-phased strategic investment by Toshiba Corporation (“Toshiba”) and Babcock & Wilcox Investment Company (“B&W”), including uncertainty regarding the potential participation of Toshiba and B&W in any potential project structure that may be required under the RD&D program, and the potential for immediate termination of the securities purchase agreement governing their investments; our ability to extend, renew or replace our credit facility that matures on May 31, 2013 and the impact of a failure to timely renew on our ability to continue as a going concern; restrictions in our credit facility that may impact our operating and financial flexibility and spending on the American Centrifuge project; our ability to actively manage and enhance our liquidity and working capital and the potential adverse consequences of any actions taken on the long term value of our ongoing operations; uncertainty regarding the cost of electric power used at our gaseous diffusion plant; our dependence on deliveries of LEU from Russia under a commercial agreement (the “Russian Contract”) with a Russian government entity known as Techsnabexport (“TENEX”) and on a single production facility and the potential for us to cease commercial enrichment of uranium in the event of a decision to shut down Paducah enrichment operations; limitations on our ability to import the Russian LEU we buy under the new supply agreement into the United States and other countries; our inability under many existing long-term contracts to directly pass on to customers increases in our costs; the decrease or elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; changes to, or termination of, our contracts with the U.S. government, risks related to delays in payment for our contract services work performed for DOE; changes in U.S. government priorities and the availability of government funding, including loan guarantees; our subsidiary NAC may not perform as expected; the impact of government regulation by DOE and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and credit and insurance facilities; risks related to the underfunding of our defined benefit pension plans and the impact of the potential requirement to accelerate the funding of these obligations on our liquidity; uncertainty regarding the continued capitalization of certain assets related to the American Centrifuge Plant and the impact of a potential impairment of these assets on our results of operations; the impact of a potential de-listing of our common stock on the NYSE if we are unable to maintain the minimum share price and other listing requirements; the impact of potential changes in the ownership of our stock on our ability to realize the value of our deferred tax benefits; the timing of recognition of previously deferred revenue; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.usec.com. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements to reflect events or circumstances that may arise after the date of this news release except as required by law.

Contacts:

Investors:                 Steven Wingfield  (301) 564-3354

Media:                      Paul Jacobson  (301) 564-3399

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(millions, except per share data)

	Three Months Ended March 31,
	2012	2011
Revenue:
Separative work units	$537.9	$308.5
Uranium	-	14.0
Contract services	23.6	58.0
Total Revenue	561.5	380.5
Cost of Sales:
Separative work units and uranium	501.2	307.2
Contract services	21.5	59.4
Total Cost of Sales	522.7	366.6
Gross profit	38.8	13.9
Advanced technology costs	36.8	26.7
Selling, general and administrative	14.9	15.5
Special charge for workforce reductions and advisory costs	6.4	-
Other (income)	-	(3.7)
Operating (loss)	(19.3)	(24.6)
Interest expense	12.7	-
Interest (income)	(0.1)	(0.2)
(Loss) before income taxes	(31.9)	(24.4)
Provision (benefit) for income taxes	(3.1)	(7.8)
Net (loss)	$(28.8)	$(16.6)
Net (loss) per share – basic	$(.24)	$(.14)
Net (loss) per share – diluted	$(.24)	$(.14)
Weighted-average number of shares outstanding:
Basic	122.3	119.6
Diluted	122.3	119.6

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(millions)

	March 31, 2012	December 31, 2011
ASSETS
Current Assets
Cash and cash equivalents	$72.3	$37.6
Accounts receivable, net	198.0	162.0
Inventories	1,941.4	1,752.0
Deferred costs associated with deferred revenue	139.7	175.5
Other current assets	68.3	64.8
Total Current Assets	2,419.7	2,191.9
Property, Plant and Equipment, net	1,181.9	1,187.1
Other Long-Term Assets
Deposits for surety bonds	151.3	151.3
Deferred financing costs, net	11.6	12.2
Goodwill	6.8	6.8
Total Other Long-Term Assets	169.7	170.3
Total Assets	$3,771.3	$3,549.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$110.7	$120.1
Payables under Russian Contract	-	206.9
Inventories owed to customers and suppliers	1,407.3	870.1
Deferred revenue and advances from customers	169.1	205.2
Credit facility term loan	85.0	85.0
Convertible preferred stock	91.5	88.6
Total Current Liabilities	1,863.6	1,575.9
Long-Term Debt	530.0	530.0
Other Long-Term Liabilities
Depleted uranium disposition	100.0	145.2
Postretirement health and life benefit obligations	210.2	207.8
Pension benefit liabilities	260.3	258.3
Other liabilities	78.3	79.7
Total Other Long-Term Liabilities	648.8	691.0
Stockholders’ Equity	728.9	752.4
Total Liabilities and Stockholders’ Equity	$3,771.3	$3,549.3

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
(millions)

	Three Months Ended March 31,
	2012	2011
Cash Flows from Operating Activities
Net (loss)	$(28.8)	$(16.6)
Adjustments to reconcile net (loss) to net cash provided byoperating activities:
Depreciation and amortization	10.2	15.0
Deferred income taxes	(2.3)	(1.9)
Other non-cash income on release of disposal obligation	-	(0.6)
Capitalized convertible preferred stock dividends paid-in-kind	2.9	2.5
Gain on extinguishment of convertible senior notes	-	(3.1)
Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	(36.0)	63.8
Inventories, net – decrease	347.8	147.4
Payables under Russian Contract – (decrease)	(206.9)	(201.2)
Deferred revenue, net of deferred costs – increase (decrease)	(1.6)	62.3
Accrued depleted uranium disposition – increase (decrease)	(45.2)	5.0
Accounts payable and other liabilities – increase (decrease)	2.3	(18.2)
Other, net	5.3	(3.1)
Net Cash Provided by Operating Activities	47.7	51.3

Cash Flows Used in Investing Activities
Capital expenditures	(2.9)	(50.7)
Net Cash (Used in) Investing Activities	(2.9)	(50.7)

Cash Flows Used in Financing Activities
Borrowings under revolving credit facility	96.5	-
Repayments under revolving credit facility	(96.5)	-
Payments for deferred financing costs	(9.7)	-
Common stock issued (purchased), net	(0.4)	(1.8)
Net Cash (Used in) Financing Activities	(10.1)	(1.8)
Net Increase (Decrease)	34.7	(1.2)
Cash and Cash Equivalents at Beginning of Period	37.6	151.0
Cash and Cash Equivalents at End of Period	$72.3	$149.8
Supplemental Cash Flow Information:
Interest paid, net of amount capitalized	$3.0	$-
Income taxes paid, net of refunds	0.3	1.2